BSD MEDICAL CORPORATION

                            1998 DIRECTOR STOCK PLAN




                   PART A. PLAN ADMINISTRATION AND ELIGIBILITY

         1.       Purpose

         The purpose of this 1998 Director Stock Plan (the "Plan") of BSD Medical Corporation (the "Company") is to encourage ownership in the Company by outside directors of the Company (each, a "Non-Employee Director," or collectively, the "NonEmployee Directors") whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as directors of the Company.

         2.       Administration

         The Board of Directors (the "Board") of the Company or any committee (the "Committee") of the Board that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any regulations promulgated thereunder, as from time to time in effect, including any successor rule ("Rule 16b-3"), shall supervise and administer the Plan. The Committee shall consist solely of two or more non-employee directors of the Company, who shall be appointed by the Board. A member of the Board shall be deemed to be a "non-employee director" only if such member satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors under Rule 16b-3. No member of the Board or the Committee shall receive additional compensation for services in connection with the administration of the Plan.

         The Board or the Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. All questions of interpretation of the Plan or of any shares issued under it shall be determined by the Board or the Committee and such determination shall be final and binding upon all persons having an interest in the Plan.

         3.       Participation in the Plan

         Each member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates shall receive payment for his or her Annual Retainer (as defined in Section 6 below) under the Plan, and shall receive an Option annually, for so long as he or she serves as a director of the Company.

         4.       Stock Subject to the Plan

         The maximum number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), which may be issued under the Plan, either as a Common Stock Payment, as defined below, or upon exercise of Options, as defined below, shall be one million (1,000,000). The limitation on the number of shares which may be issued under the Plan shall be subject to adjustment as provided in
Section 9 of the Plan.

                            PART B. TERMS OF THE PLAN

         5.       Effective Date of the Plan

         The Plan shall be effective as of September 1, 1998, subject to the approval and ratification of the Plan by the shareholders of the Company. The Plan shall terminate on August 31, 2003, unless earlier terminated by the Board of Directors or the Committee.

         6.       Terms and Conditions

         a. Compensation. During the term of the Plan, the Company shall pay to each Non-Employee Director for each year in which the Non-Employee Director serves as a Non-Employee Director of the Company, annual compensation in the amount of Twelve Thousand Dollars ($12,000) (the "Annual Retainer"). If a Non-Employee Director no longer serves as a director of the Company, for any reason including death or disability, such Non-Employee Director shall be entitled to all unpaid portions of his or her Annual Retainer which shall have accrued (on a daily basis) through the date of such termination.

         b. Cash Payments. Each Non-Employee Director shall receive annually from the Company, as part of the Annual Retainer, Four Thousand Dollars ($4,000) in cash (the "Cash Payment"). The Cash Payment shall be made in arrears in equal semi-annual installments on March 1 and September 1 of each year (or if such day is not a business day, on the next succeeding business day), with the first Cash Payment to be made on or about March 1, 1999.

         c.       Common Stock Payments.

                  (i) Number of Shares Subject to Common Stock Payment. Each Non-Employee Director shall receive annually and automatically from the Company the balance of the Annual Retainer in the form of shares of Common Stock (the "Common Stock Payment"). The Common Stock Payment shall be made in arrears in semi-annual installments on March 1 and September 1 of each year (or if such day is not a business day, on the next succeeding business day), with the first Common Stock Payment to be made on or about March 1, 1999. The number of shares of Common Stock included in each Common Stock Payment shall be determined by dividing Four Thousand Dollars ($4,000) by the preceding twenty (20) day average of the closing prices for the Common Stock as reported by (i) the NASDAQ Stock Market, if available, on the date in question (or, if such day is not a business day, on the next succeeding business day), (ii) the average of the prices quoted by the then market makers in the Company's Common Stock on such dates or (iii) by such amount as the Board or Committee determines in good faith to be the fair value of a share of Common Stock (each, the "Fair Market Value"). The amount of each installment shall be equal to the largest number of whole shares determined as follows:

                                     $4,000
                   __________________________________________ = Number of Shares
                       Fair Market Value on Date of Award

Any payment for a fractional share automatically shall be paid in cash based upon the Fair Market Value on the date of the respective award of such fractional share.

                  (ii) Holding Period for Common Stock Payment Shares. The shares of Common Stock included in each Common Stock Payment shall be deposited in certificate or book entry form in escrow with the Company's Secretary until the six-month anniversary of the date of issuance. The Non-Employee Director shall retain all rights in the shares while they are held in escrow, such as voting rights and the right to receive dividends, but the Non-Employee Director shall not have the right to pledge, sell or otherwise transfer such shares until after the six-month anniversary of the issuance date, at which time the Company's Secretary shall release the shares from escrow and deliver any applicable stock certificates to the Non-Employee Director or release any applicable restrictions on the Non-employee Director's book entry account.

         d.       Options.

                  (i) Annual Grant. In addition to the Annual Compensation, during the term of the Plan, the Company shall grant to each Non-Employee Director for each year in which the Non-Employee Director serves as a Non-Employee Director of the Company, an option to purchase 25,000 shares of Common Stock (the "Option"). The Option shall be granted effective September 1 in each year, beginning in 1998. The Option shall not qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986. If a Non-Employee Director no longer serves as a director of the Company, for any reason including death or disability, such Non-Employee Director shall be entitled to the portion of his or her Option which shall have accrued (on a daily basis) through the date of such termination.

                  (ii) Purchase Price. The purchase price of the Common Stock issued pursuant to an exercise of the Option shall be eighty-five percent (85%) of the Fair Market Value of the Common Stock at the date the Option is granted (the "Purchase Price"), with such fair market value to be determined as provided in Section 6.c.(i) above. The Purchase Price shall be payable upon the exercise of the Option and may be paid by (i) cash or check payable to the Company, (ii) the delivery to the Company of the number of outstanding shares of Common Stock equal in Fair Market Value to the Purchase Price, or (iii) receiving from the Company in exchange for the Option the number of shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock of the Company over the Purchase Price per share of Common Stock, multiplied by the number of shares of Common Stock underlying the Option.

                  (iii) Term and Vesting. Except as otherwise set forth herein, unless earlier exercised, each Option shall terminate and expire upon the tenth anniversary of the date such Option is awarded. Twenty percent (20%) of each Option granted to a Non-Employee Director shall vest on each anniversary of the effective date of the award, provided that the Non-Employee shall have remained a director of the Company since the date of the award. In the event a Non-Employee Director ceases to serve as a director of the Company for any reason, any Option granted to a Non-Employee Director which has (i) not vested in accordance with this section shall be forfeited without compensation by the Company, and all rights of the Non-Employee Director in respect of such non-vested portion of the Option shall terminate and be of no further force or effect, and (ii) vested in accordance with this section shall remain exercisable for a period of one hundred eighty days following the last day such Non-Employee Director is a director of the Company, after which period the Option shall terminate and be of no further force or effect.

                           PART C. GENERAL PROVISIONS

         7.       Assignments

         The rights and benefits under this Plan may not be assigned, pledged or hypothecated. Upon the death of a Non-Employee Director, such person's rights to receive any payments hereunder will transfer to such person's named beneficiary, if any, or to his or her estate, and any Option to which such beneficiary or estate is entitled and has vested shall remain exercisable by such beneficiary or estate for a period of one hundred eighty days after the death of the Non-Employee Director.

         8.       Limitation of Rights

         Neither the Plan, nor the issuance of shares of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time, or at any particular rate of compensation.

         9.       Changes in Present Stock

         In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, at the time of such event the Board or the Committee shall make appropriate adjustments to the number (including the aggregate number specified in Section 4) and kind of shares to be issued under the Plan and the price of any Common Stock Payment and Purchase Price.

         10.      Amendment of the Plan

         The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following the approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule.

         11.      Compliance with Section 16 of the Exchange Act

         It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder. The Board or the Committee may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

         12.      Governing Law

         This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.


         Approved by the Board Of Directors:  February 9, 1998

         Approved by the Shareholders:



                                                          /s/Dixie Toolson Sells
                                                             Dixie Toolson Sells
                                                             Secretary